CERTIFICATE OF INCORPORATION

                                       OF

                               COUGAR CORPORATION


          Pursuant to the provisions of the New Jersey Business Corporation Act, the undersigned, being a natural person of at least 18 years of age and acting as the incorporator of the corporation hereby being organized thereunder, certifies that:

                                   ARTICLE I

The name of the company is Cougar Corporation (the "Company").

                                   ARTICLE II

The address of its registered office in the State of New Jersey is c/o The Corporation Trust Company, 820 Bear Tavern Road, West Trenton, NJ 08628, and the name of the registered agent at such address is the Corporation Trust Company.

                                  ARTICLE III

The number of Directors constituting the first Board of Directors of the Company is three (3); and the names and addresses of the persons who are to serve as the initial Directors are as follows:

       Paula G. Rosput               Ten Peachtree Place, Atlanta, GA  30309

       Richard T. O'Brien            Ten Peachtree Place, Atlanta, GA  30309

       Paul R. Shlanta               Ten Peachtree Place, Atlanta, GA  30309

                                   ARTICLE IV

The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations maybe organized under the New Jersey Business Corporation Act.

                                   ARTICLE V

The total number of shares of stock which the Company shall have authority to issue consists of 1,000 shares of common stock and par value $0.01 per share. Shares of the Company shall not be subject to preemptive rights unless otherwise determined by the Board of Directors pursuant to the authority granted by the provisions of this Article VI.

                                   ARTICLE VI

The relative rights, preferences and limitations of a share of each class shall be as follows:

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Common Stock

Each holder of common stock shall be entitled upon all matters voted upon by the Shareholders to one vote for each share of common stock standing in such Shareholder's name.

                                  ARTICLE VII

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation, and regulation of the powers of the Company and of its Directors and of its Shareholders or any class thereof, as the case may be, it is further provided:

(1) The management of the business and the conduct of the affairs of the Company, including the election of the Chairman of the Board of Directors, if any, the President, the Treasurer, the Secretary, and other principal Officers of the Company, shall be vested in the Board of Directors.

(2) The Board of Directors shall have the power to remove Directors for cause and to suspend Directors pending a final determination that cause exists for removal.

(3) The Company shall, to the fullest extent permitted by Section 14A:3-5, of the New Jersey Business Corporation Act, as the same may be amended and supplemented, indemnify any and all corporate agents whom it shall have power to indemnify under said section and under any other applicable provision of NJ law from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of Shareholders, or otherwise, and shall continue as to a person who has ceased to be a corporate agent and shall inure to the benefit of the heirs, executors, administrators, and personal representatives of such corporate agent. The term "corporate agent" as used herein shall have the meaning attributed to it by Sections 14A:3-5 and 14A:5-21 of the New Jersey Business Corporation Act and by any other applicable provision of law.

(4) The personal liability of the Directors of the Company is hereby eliminated to the fullest extent permitted by subsection 14A:2-7(3) of the New Jersey Business Corporation Act, as the same may be amended and supplemented.

                                  ARTICLE VIII

The name and address of the Incorporator are as follows:

Christopher Kaval
c/o LeBoeuf, Lamb, Greene & MacRae L.L.P.
125 West 55th Street
New York, New York 10019

                                   ARTICLE IX

The duration of the Company is to be perpetual.





Signed on July 14, 2004

                                          ___________________________________
                                          Incorporator,
                                          Christopher Kaval